Exhibit T3D.1

Court File No. CV-19-618131-00CL

ONTARIO

SUPERIOR COURT OF JUSTICE

COMMERCIAL LIST

THE HONOURABLE	)	TUESDAY, THE 16TH
)
JUSTICE HAINEY	)	DAY OF APRIL, 2019

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF BELLATRIX

EXPLORATION LTD. AND 11260049 CANADA LIMITED

INTERIM ORDER

THIS MOTION made by Bellatrix Exploration Ltd. (“Bellatrix” or the “Company”) and 11260049 Canada Limited (together with Bellatrix, the “Applicants”) for an interim order pursuant to Section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended (the “CBCA”) was heard this day at 330 University Avenue, Toronto, Ontario.

ON READING the Notice of Motion, the Notice of Application issued on April 15, 2019, the affidavit of Maxwell A. Lof sworn April 15, 2019 (the “Lof Affidavit”), including the plan of arrangement (the “Plan of Arrangement”) substantially in the form attached as Appendix “I” to the Company’s draft Management Information Circular (the “Information Circular”) which is attached as Exhibit “A” to the Lof Affidavit, and on hearing the submissions of counsel for the Applicants, the Initial Consenting Noteholders

and those other parties present, and on being advised that the Director appointed under the CBCA (the “Director”) does not consider it necessary to appear.

Definitions

1. THIS COURT ORDERS that capitalized terms used and not specifically defined herein shall have the meanings ascribed to them in the Information Circular or the Plan of Arrangement, as applicable.

Service

2. THIS COURT ORDERS that the requirement for service of the Notice of Motion is hereby dispensed with and that this Motion is properly returnable today.

The Meetings

3. THIS COURT ORDERS that the Applicants are permitted to call, hold and conduct a separate meeting in connection with the Arrangement for each of (i) the Senior Unsecured Noteholders, (ii) the Convertible Debentureholders, and (iii) the Existing Shareholders, in each case to be held at the Gerwing Room at the Residence Inn by Marriott, 610 10 Ave. SW, Calgary, Alberta, T2R 1M3, as follows:

a)

the meeting of the Senior Unsecured Noteholders as of the Record Date (as defined below) (the “Senior Unsecured Noteholders’ Meeting”) shall be held at 9:30 a.m. (Calgary time) on May 23, 2019, in order for the Senior Unsecured Noteholders to consider, and if determined advisable, pass a resolution authorizing, adopting and approving, with or without variation, the Arrangement and the Plan of Arrangement (the “Senior Unsecured Noteholders’ Arrangement Resolution”);

b)

the meeting of the Convertible Debentureholders as of the Record Date (the “Convertible Debentureholders’ Meeting”, and together with the Senior Unsecured Noteholders’ Meeting, the “Debtholders’ Meetings”) shall be held at 10:00 a.m. (Calgary time) on May 23, 2019, in order for the Convertible Debentureholders to consider, and if determined advisable, pass a resolution authorizing, adopting and approving, with or without variation, the Arrangement and the Plan of Arrangement (the “Convertible Debentureholders’ Arrangement Resolution”);

c)

the meeting of the Existing Shareholders as of the Record Date (the “Shareholders’ Meeting”, and together with the Debtholders’ Meetings, the “Meetings”) shall be held at 10:30 a.m. (Calgary time) on May 23, 2019, in order for the Existing Shareholders to consider, and if determined advisable, pass a resolution authorizing, adopting and approving, with or without variation (i) the Continuance (the “Continuance Resolution”), (ii) the Stated Capital Reduction (the “Stated Capital Reduction Resolution”), (iii) the Warrant Transactions (the “Warrant Transactions Resolution”), and (iv) the Arrangement, the Plan of Arrangement and the TSX Approval Matters (the “Shareholders’ Arrangement Resolution”, and together with the Continuance Resolution, the Stated Capital Reduction Resolution, the Warrant Transactions Resolution, the “Shareholders’ Resolutions”, and the Shareholders’ Resolutions collectively with the Senior Unsecured Noteholders’ Arrangement

Resolution and the Convertible Debentureholders’ Arrangement Resolution, the “Resolutions”). For greater certainty, nothing in this Interim Order shall prohibit Bellatrix from including on the agenda for the Shareholders’ Meeting certain matters to be considered at an annual meeting of shareholders, and nothing herein shall restrict or prohibit Bellatrix from proceeding with such annual meeting of shareholders matters prior to a postponement or adjournment of the Shareholders’ Meeting.

4. THIS COURT ORDERS that the Debtholders’ Meetings shall be called, held and conducted in accordance with the CBCA, the rulings and directions of the Chair, this Interim Order and the applicable notices of the Meetings which accompany the Information Circular (the “Notices of Meetings”), subject to what may be provided hereafter and subject to further order of this Court.

5. THIS COURT ORDERS that the Shareholders’ Meeting shall be called, held and conducted in accordance with the Business Corporations Act, R.S.A. 2000, c. B-9, as amended (the “ABCA”), the rulings and directions of the Chair, this Interim Order and the applicable Notice of Meeting, subject to what may be provided hereafter (including, without limitation, paragraph 11 of this Interim Order) and subject to further order of this Court.

6. THIS COURT ORDERS that the record date (the “Record Date”) for determination of the Senior Unsecured Noteholders, Convertible Debentureholders and Existing Shareholders entitled to notice of, and to vote at, the Meetings, shall be 5:00 p.m. (Toronto time) on April 16, 2019.

7. THIS COURT ORDERS that the only persons entitled to attend or speak at the Senior Unsecured Noteholders’ Meeting shall be:

a)	the Senior Unsecured Noteholders as of the Record Date, or their authorized proxyholders, and their respective advisors, including the advisors to the Initial Consenting Noteholders;

b)	the officers, directors, auditors and advisors of the Applicants;

c)	the Senior Unsecured Notes Trustee and its advisors;

d)	the Director; and

e)	other persons who may receive the permission of the Chair of the Senior Unsecured Noteholders’ Meeting,

and the Initial Consenting Debentureholder and its advisors shall be entitled to attend and observe at the Senior Unsecured Noteholders’ Meeting.

8. THIS COURT ORDERS that the only persons entitled to attend or speak at the Convertible Debentureholders’ Meeting shall be:

a)	the Convertible Debentureholders as of the Record Date, or their authorized proxyholders, and their respective advisors, including the advisors to the Initial Consenting Debentureholder;

b)	the officers, directors, auditors and advisors of the Applicants;

c)	the Convertible Debenture Trustee and its advisors;

d)	the Director; and

e)	other persons who may receive the permission of the Chair of the Convertible Debentureholders’ Meeting,

and the Initial Consenting Noteholders and their advisors shall be entitled to attend and observe at the Convertible Debentureholders’ Meeting.

9. THIS COURT ORDERS that the only persons entitled to attend or speak at the Shareholders’ Meeting shall be:

a)	the Existing Shareholders as of the Record Date, or their authorized proxyholders, and their respective advisors;

b)	the officers, directors, auditors and advisors of the Applicants;

c)	the Director; and

d)	other persons who may receive the permission of the Chair of the Shareholders’ Meeting,

and the Initial Consenting Noteholders and the Initial Consenting Debentureholder and their respective advisors shall be entitled to attend and observe at the Shareholders’ Meeting.

10. THIS COURT ORDERS that the Applicants may transact such other business at the Meetings as is contemplated in the Information Circular, or as may otherwise be properly brought before the Meetings.

Chair and Quorum

11. THIS COURT ORDERS that the Chair of each of the Meetings shall be determined by the Applicants and that quorum at the Senior Unsecured Noteholders’ Meeting and the Convertible Debentureholders’ Meeting shall be satisfied if two or more persons entitled to vote at the applicable Meeting are present, in person or represented by proxy, at the outset of such Meeting and that quorum at the Shareholders’ Meeting with respect to the Shareholders’ Resolutions shall be satisfied if two or more persons entitled to vote at the Shareholders’ Meeting are present, in person or represented by proxy, at the outset of the Shareholders’ Meeting.

Amendments to the Arrangement and Plan

12. THIS COURT ORDERS that the Applicants are authorized to make, subject to the terms of paragraph 13 below, the Support Agreements and the Plan of Arrangement, such amendments, modifications and/or supplements to the Arrangement and the Plan of Arrangement as they may determine without any additional notice to the Senior Unsecured Noteholders, Convertible Debentureholders or Existing Shareholders, or others entitled to receive notice under paragraphs 17 and 23 hereof, and the Arrangement and Plan of Arrangement, as so amended, modified and/or supplemented shall be the Arrangement and Plan of Arrangement to be submitted to the Senior Unsecured Noteholders, Convertible Debentureholders and Existing Shareholders at the Meetings and shall be the subject of the applicable Resolutions. Amendments, modifications and/or supplements to the Arrangement and Plan of Arrangement may be made following the Meetings, but shall be subject to the terms of the Support Agreements and Plan of Arrangement and, if appropriate, further direction by this Court at the hearing for the final order approving the Arrangement (the “Final Order”).

13. THIS COURT ORDERS that, if any amendments, modifications and/or supplements to the Arrangement or Plan of Arrangement as referred to in paragraph 12, above, would, if disclosed, reasonably be expected to affect a Senior Unsecured Noteholder’s, Convertible Debentureholder’s or Existing Shareholder’s decision to vote for or against the applicable Resolution, notice of such amendment, modification and/or supplement shall be distributed prior to the relevant Meeting by press release, newspaper advertisement, prepaid ordinary mail, e-mail or by the method most reasonably practicable in the circumstances, as the Applicants may determine, and that the Applicants shall provide notice of such amendment, modification or supplement to the Senior Unsecured Notes Trustee and the Convertible Debenture Trustee (collectively, the “Trustees”) by the method most reasonably practicable in the circumstances as the Applicants may determine.

Information Circular

14. THIS COURT ORDERS that the Applicants are authorized, subject to the Support Agreements, to make such amendments, revisions and/or supplements to the draft Information Circular as they may determine and the Information Circular, as so amended, revised and/or supplemented, shall be the Information Circular to be distributed in accordance with paragraphs 17 and 23 hereof.

Adjournments and Postponements

15. THIS COURT ORDERS that the Applicants are authorized, if they deem advisable in consultation with the Initial Consenting Noteholders and Initial Consenting Debentureholder, and subject to the terms of the Support Agreements, to adjourn or postpone one or more of the Meetings on one or more occasions, without the necessity of first convening such Meetings or first obtaining any vote of the Senior Unsecured Noteholders, Convertible Debentureholders or Existing Shareholders, as applicable, respecting the adjournment or postponement, and notice of any such adjournment or postponement shall be given by such method as the Applicants may determine is appropriate in the circumstances.

16. THIS COURT ORDERS that any adjournment or postponement of one or more of the Meetings shall not have the effect of modifying the Record Date for persons entitled to receive notice of or vote at such Meetings. At any subsequent reconvening of an adjourned or postponed Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convened Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent reconvening of such adjourned or postponed Meeting.

Notice of Debtholders’ Meetings and Debtholder Solicitation Process

17. THIS COURT ORDERS that, to effect notice of the Senior Unsecured Noteholders’ Meeting and the Convertible Debentureholders’ Meeting, the Applicants shall send the Information Circular (including the applicable Notice of Meeting, the Notice of Application and this Interim Order), as well as:

a)

for Senior Unsecured Noteholders, a Senior Unsecured Noteholder proxy and voting information and election form (including any electronic version thereof for use by its Intermediary (as defined below) (the “Senior Unsecured Noteholder VIF”) (collectively, and together with the Information Circular and such amendments or additional documents as the Applicants may determine are necessary or desirable and not inconsistent with the terms of this Interim Order, the “Senior Unsecured Noteholder Meeting Package”), which Senior Unsecured Noteholder VIF shall provide instructions for how a beneficial Senior Unsecured Noteholder can instruct its Intermediary as to how to vote its Senior Unsecured Notes at the Senior Unsecured Noteholders’ Meeting (the “Senior Unsecured Noteholder Instructions”);

b)

for the Convertible Debentureholders, a Convertible Debentureholder proxy and voting information and election form (including any electronic version thereof for use by its Intermediary) (the “Convertible Debentureholder VIF”) (collectively, and together with the Information Circular and such amendments or additional documents as the Applicants may determine are necessary or desirable and not inconsistent with the terms of this Interim Order, the “Convertible Debentureholder Meeting Package”, and together with the Senior Unsecured Noteholder Meeting Package, the “Debtholder Meeting Packages”), which Convertible Debentureholder VIF shall provide instructions for how a beneficial Convertible Debentureholder can instruct its Intermediary as to how to vote its Convertible Debentures at the Convertible Debentureholders’ Meeting (the “Convertible Debentureholder Instructions”

and, together with the Senior Unsecured Noteholder Instructions, the “Debtholder Instructions”),

in each case to Kingsdale Advisors (the “Proxy and Information Agent”) for distribution in accordance with this Interim Order. For the avoidance of doubt, all Debtholder Meeting Packages and all other communications or documents to be sent pursuant to this Interim Order shall be distributed by or on behalf of the Applicants.

18. THIS COURT ORDERS that, as soon as practicable after the Record Date, each of the Trustees shall request, and promptly upon receipt shall provide, or cause to be provided, to the Applicants and the Proxy and Information Agent a list showing the names and addresses of all persons who are participants (each, an “Intermediary”) holding Senior Unsecured Notes and/or Convertible Debentures in the clearing, settlement and depositary systems operated by DTC and/or CDS (as applicable) and the principal amount of Senior Unsecured Notes and/or Convertible Debentures held by each Intermediary as of the Record Date (the “Intermediaries Lists”).

19. THIS COURT ORDERS that, upon receipt by the Proxy and Information Agent of the Intermediaries Lists, the Proxy and Information Agent shall send a Senior Unsecured Noteholder Meeting Package to DTC and a Convertible Debentureholder Meeting Package to CDS, each of whom are the sole registered holders of the Senior Unsecured Notes and the Convertible Debentures, respectively, and shall, through the facilities of DTC, CDS, Broadridge Investor Communication Solutions, Canada, a subsidiary of Broadridge Financial Solutions, Inc. (“Broadridge”), and any other applicable proxy mailing service providers, provide, or cause to be provided, in a timely manner and in accordance with customary practices, one Senior Unsecured Noteholder Meeting Package to each beneficial Senior Unsecured Noteholder and one Convertible Debentureholder Meeting Package to each beneficial Convertible Debentureholder that has an account (directly or indirectly through an agent or custodian) with the Intermediaries.

20. THIS COURT ORDERS that each Intermediary shall take any and all reasonable action required to assist any beneficial Senior Unsecured Noteholder and/or beneficial Convertible Debentureholder (each a “Beneficial Holder” and collectively, “Beneficial Holders”) which has an account (directly or through an agent or custodian) with such Intermediary in returning to the Intermediary its Senior Unsecured Noteholder Instructions or Convertible Debentureholder Instructions, as applicable, or such other documentation (or electronic instructions) as the Intermediary may customarily request from a Beneficial Holder for purposes of enabling it to vote at the applicable Meeting and to deliver its Debtholder Instructions.

21. THIS COURT ORDERS that concurrently with the mailing of the Debtholder Meeting Packages as contemplated in paragraph 19 above:

a)

DTC shall, in accordance with its customary procedures, cause to be delivered through the Intermediaries to each beneficial Senior Unsecured Noteholder information pertaining to an electronic version of the Senior Unsecured Noteholder VIF through a DTC bulletin and establish a voluntary corporate action pursuant to DTC’s Automated Tender Offer Program (“ATOP”) or any similar program which provides each beneficial Senior Unsecured Noteholder with the opportunity to submit its Senior Unsecured Noteholder Instructions; and

b)

CDS shall, in accordance with its customary procedures, cause to be delivered through the Intermediaries to each beneficial Convertible Debentureholder information pertaining to an electronic version of the Convertible Debentureholder VIF through a CDS bulletin and establish a voluntary corporate action pursuant to CDS’ clearing and settlement system (“CDSX”) or any other similar program which provides each beneficial Convertible Debentureholder with the opportunity to submit its Convertible Debentureholder Instructions.

22. THIS COURT ORDERS that, as soon as practicable after receipt of the Debtholder Meeting Packages pursuant to paragraph 17 above, the Proxy and Information Agent shall send, or cause to be sent, by pre-paid ordinary or first-class mail, recognized courier service, e-mail or such other means as the Applicants may determine, in consultation with the Proxy and Information Agent, are reasonable in the circumstances, a Senior Unsecured Noteholder Meeting Package to the Senior Unsecured Notes Trustee and a Convertible Debentureholder Meeting Package to the Convertible Debenture Trustee, and Bellatrix shall post electronic copies of the Debtholder Meeting Packages on its website, all in accordance with this Interim Order.

Notice of Shareholders’ Meeting and Proxy Solicitation Process

23. THIS COURT ORDERS that, in order to effect notice of the Shareholders’ Meeting, the Applicants shall send the Information Circular (including the applicable Notice of Meeting, the Notice of Application and this Interim Order), the form of proxy and the Letter of

Transmittal, along with such amendments or additional documents as the Applicants may determine are necessary or desirable and not inconsistent with the terms of this Interim Order (collectively, the “Shareholder Meeting Packages”), to:

a)

the registered Existing Shareholders at the close of business on the Record Date, at least twenty-one (21) days prior to the date of the Shareholders’ Meeting, excluding the date of sending and the date of the Shareholders’ Meeting, by one or more of the following methods:

i)

by pre-paid ordinary or first-class mail to the addresses of the Existing Shareholders as they appear on the books and records of Bellatrix, or its registrar and transfer agent, at the close of business on the Record Date and if no address is shown therein, then the last address of the person known to the Corporate Secretary of Bellatrix;

ii)	by delivery, in person or by recognized courier service or inter-office mail, to the address specified in (i) above; or

iii)

by facsimile or electronic transmission to any Existing Shareholder, who is identified to the satisfaction of Bellatrix, who requests such transmission in writing and, if required by Bellatrix, who is prepared to pay the charges for such transmission;

b)	the non-registered beneficial Existing Shareholders by providing sufficient copies of the Shareholder Meeting Packages to Intermediaries (or their agents)

in a timely manner, in accordance with National Instrument 54-101 of the Canadian Securities Administrators; and

c)

the respective directors and auditors of the Applicants, and to the Director, by delivery in person, by recognized courier service, by pre-paid ordinary mail, first-class mail, facsimile or electronic transmission, at least twenty-one (21) days prior to the date of the Shareholders’ Meeting;

and, for the avoidance of doubt, all Shareholder Meeting Packages and all other communications or documents to be sent pursuant to this Interim Order shall be distributed by or on behalf of the Applicants.

24. THIS COURT ORDERS that accidental failure or omission by the Applicants, the Proxy and Information Agent, DTC, CDS, Broadridge, any other applicable proxy mailing service providers, the Intermediaries, the Trustees or any other person referenced in this Interim Order to give notice of the Meetings or to distribute the Debtholder Meeting Packages or the Shareholder Meeting Packages to any person entitled by this Interim Order to receive notice or the applicable package, or any failure or omission to give such notice or deliver such package as a result of events beyond the reasonable control of the Applicants, or the non-receipt of such notice or non-delivery of such package shall not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at each of the Meetings. If any such failure or omission is brought to the attention of the Proxy and Information Agent or the Applicants, the Proxy and Information Agent and the Applicants shall use their reasonable best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

25. THIS COURT ORDERS that in the event of a postal strike, lockout or event that prevents, delays, or otherwise interrupts mailing or delivery of the Debtholder Meeting Packages pursuant to paragraphs 17 to 22 of this Interim Order or the distribution of the Shareholder Meeting Packages pursuant to paragraph 23 of this Interim Order, the issuance of a press release containing the details of the date, time and place of the Meetings, steps that may be taken by Senior Unsecured Noteholders, Convertible Debentureholders and Existing Shareholders, as applicable, to deliver or transmit proxies, and that the Information Circular will be provided by electronic mail or by courier upon request made by a Senior Unsecured Noteholder, Convertible Debentureholder or Existing Shareholder, will be deemed good and sufficient service upon the Senior Unsecured Noteholders, Convertible Debentureholders and Existing Shareholders of the Debtholder Meeting Package and Shareholder Meeting Package, as applicable, and shall be deemed to satisfy the requirements of Section 135 of the CBCA and Sections 134 and 150 of the ABCA.

26. THIS COURT ORDERS that distribution of the Debtholder Meeting Packages pursuant to paragraphs 17 to 22 of this Interim Order and the distribution of the Shareholder Meeting Packages pursuant to paragraph 23 of this Interim Order shall constitute notice of the Meetings and the Record Date and good and sufficient service of the within Application upon the persons described in paragraphs 17 to 23 and that those persons are bound by any orders made on the within Application. Further, no other form of service of the Debtholder Meeting Packages or the Shareholder Meeting Packages or any portion thereof need be made, or notice given or other material served in respect of these proceedings, the Meetings and/or the Record Date to such persons or to any other persons (whether pursuant to the CBCA, ABCA or otherwise), except to the extent required by paragraph 13 above.

Amendments to the Meetings Packages

27. THIS COURT ORDERS that, subject to the terms of the Support Agreements, the Applicants are hereby authorized to make such amendments, revisions or supplements to the Debtholder Meeting Packages and/or Shareholder Meeting Packages as the Applicants may determine are necessary or desirable and not inconsistent with the terms of this Interim Order (“Additional Information”), and that notice of such Additional Information may, subject to paragraph 13, be distributed in accordance with paragraphs 17 to 23, above, or by such other method most reasonably practicable in the circumstances, as the Applicants may determine.

Early Consent Consideration

28. THIS COURT ORDERS that in order to be treated as a Consenting Noteholder for the purposes of the Plan of Arrangement:

a)

beneficial Senior Unsecured Noteholders must submit to their Intermediaries on or prior to the Early Consent Date, or such earlier deadline as the Intermediaries may advise, their Senior Unsecured Noteholder Instructions (and their duly completed proxy or voting information and election form or other documentation or instructions as the Intermediary may customarily request from a beneficial Senior Unsecured Noteholder for purposes of properly obtaining its voting and early consent election instructions), to permit their respective Intermediary to duly complete and submit in a timely manner (i) to DTC through ATOP (or such other method as may be accepted by the Proxy and Information Agent and the Applicants) their early consent election and (ii) to the Proxy and Information Agent through a master proxy form (the “Master

Proxy”), the beneficial Senior Unsecured Noteholder’s voting instructions by the Early Consent Date, and such Senior Unsecured Noteholder Instructions (and any applicable proxy or voting information form or other documentation or instructions as the Intermediaries request), must all instruct a vote in favour of the Senior Unsecured Noteholders’ Arrangement Resolution;

b)	beneficial Senior Unsecured Noteholders must not have withdrawn or changed their Senior Unsecured Noteholder Instructions prior to the Effective Date, and

c)

the respective Intermediary must take such steps and/or actions as are necessary or required to complete and submit the beneficial Senior Unsecured Noteholder’s voting and election instructions as provided to the Intermediary in accordance with subparagraph (a) to DTC through ATOP (or such other method as may be accepted by the Proxy and Information Agent and the Applicants) and deliver the Senior Unsecured Noteholder Instructions through a Master Proxy to the Proxy and Information Agent, in each case prior to the Early Consent Date, and the Intermediaries shall verify the holdings of the Senior Unsecured Notes as at the Early Consent Date of the beneficial Senior Unsecured Noteholders that submit their Senior Unsecured Noteholder Instructions in accordance with this paragraph 28 and shall provide such holdings information, together with a detailed registration report and Master Proxy of the Senior Unsecured Noteholder Instructions and all other applicable voting instructions received by such Intermediary to the Proxy and Information Agent by the Early Consent Date.

29. THIS COURT ORDERS that in order to be eligible to receive any Debentureholder Early Consent Consideration:

a)

beneficial Convertible Debentureholders must submit to their Intermediaries on or prior to the Early Consent Date, or such earlier deadline as the Intermediaries may advise, their Convertible Debentureholder Instructions (and their duly completed proxy or voting information and election form or other documentation or instructions as the Intermediary may customarily request from a beneficial Convertible Debentureholder for purposes of properly obtaining its voting and election instructions) to permit their respective Intermediary to duly complete and submit in a timely manner to CDS through CDSX (or such other method as may be accepted by the Proxy and Information Agent and the Applicants), the beneficial Convertible Debentureholder’s voting and early consent election instructions by the Early Consent Date, and such Convertible Debentureholder Instructions (and any applicable proxy or voting information form or such other documentation or instructions as the Intermediaries request), must all instruct a vote in favour of the Convertible Debentureholders’ Arrangement Resolution;

b)	beneficial Convertible Debentureholders must not have withdrawn or changed their Convertible Debentureholder Instructions prior to the Effective Date, and

c)

the respective Intermediary must take such steps and/or actions as are necessary or required to complete and submit the beneficial Convertible Debentureholder’s voting and election instructions as provided to the Intermediary in accordance with subparagraph (a) to CDS through CDSX (or such other method as may be accepted by the Proxy and Information Agent and the Applicants) prior to the Early Consent Date, and the Intermediaries shall verify the holdings of the Convertible Debentures as at the Early Consent Date of the beneficial Convertible Debentureholders that submit their Convertible Debentureholder Noteholder Instructions in accordance with this paragraph 29 and shall provide such holdings information and all other applicable voting and election instructions received by such Intermediary to the Proxy and Information Agent by the Early Consent Date.

Voting by Proxies

30. THIS COURT ORDERS that the Applicants are authorized to use the forms of proxy and/or voting information and election forms, including the Senior Unsecured Noteholder VIF and Convertible Debentureholder VIF, along with, subject to the Support Agreements, such amendments and additional documents as the Applicants may determine are necessary or desirable and not inconsistent with the terms of this Interim Order. The Applicants are authorized, at their expense, to solicit proxies, directly or through their officers, directors or employees, and through the Proxy and Information Agent, Broadridge and such other agents or representatives as the Applicants may retain for that purpose, and by mail or such other forms of personal or electronic communication as they may determine. The Applicants may waive generally, in their discretion, the time limits set out in the Information Circular for the deposit or revocation of proxies and/or the delivery of completed proxies, as applicable, if the Applicants deem it advisable to do so.

31. THIS COURT ORDERS that if not otherwise cast in accordance with paragraphs 28 and 29 above, in order to cast a vote at the applicable Meeting, Beneficial Holders must submit to their respective Intermediary at or prior to 5:00 p.m. (Toronto time) on May 21, 2019, or such later date as may be agreed by the Applicants, in consultation with the Initial Consenting

Noteholders and the Initial Consenting Debentureholder in the event that the Meetings are postponed or adjourned (the “Voting Deadline”), or such earlier deadline as the Intermediary may advise the applicable Beneficial Holder, its duly completed proxy and/or voting information form, as applicable (or such other documentation or instructions as the Intermediary may customarily request from such Beneficial Holder for purposes of properly obtaining their voting instructions).

32. THIS COURT ORDERS that each Intermediary shall verify the holdings of Senior Unsecured Notes and Convertible Debentures, as applicable, of the Beneficial Holders that submit their Debtholder Instructions to such Intermediary pursuant to paragraphs 28 to 31 above, and shall provide such holdings information and voting instructions to the Proxy and Information Agent by the Voting Deadline.

33. THIS COURT ORDERS that in order to cast its vote at the Shareholders’ Meeting, the Existing Shareholders must submit, or cause to be submitted, to the Transfer Agent by the Voting Deadline, their duly completed proxies in accordance with the instructions contained therein. The Transfer Agent shall provide the proxies received from Existing Shareholders together with a summary thereof to the Proxy and Information Agent as soon as practicable following the Voting Deadline.

34. THIS COURT ORDERS that, notwithstanding paragraphs 32 and 33, the Applicants shall have the discretion to accept for voting purposes any duly completed proxy and/or voting information form, as applicable, submitted following the Voting Deadline but prior to the commencement of the applicable Meeting and the Applicants are hereby authorized to use reasonable discretion as to the adequacy of compliance with respect to the manner in which any proxy and/or voting information form is completed and executed, or electronically submitted, and may waive strict compliance with the deadlines imposed in connection therewith.

35. THIS COURT ORDERS that, subject to the Support Agreements, Senior Unsecured Noteholders and Convertible Debentureholders shall be entitled to revoke their Debtholder Instructions as follows:

a)

if revoking Debtholder Instructions instructing a vote in favour of the Senior Unsecured Noteholders’ Arrangement Resolution such that the applicable Senior Unsecured Noteholder is eligible pursuant to paragraph 28 to be treated as a Consenting Noteholder for the purpose of the Plan of Arrangement, then a revocation will be deemed to be made upon such Beneficial Holder providing new instructions to such Beneficial Holder’s Intermediary at any time prior to the Early Consent Date, provided such Intermediary has then delivered such new instructions to DTC and/or the Proxy and Information Agent, as applicable, prior to the Early Consent Date in accordance with the process described in paragraph 28;

b)

if revoking Debtholder Instructions instructing a vote in favour of the Convertible Debentureholders’ Arrangement Resolution such that the applicable Convertible Debentureholder is eligible pursuant to paragraph 29 to receive Debentureholder Early Consent Consideration, then a revocation will be deemed to be made upon such Beneficial Holder providing new instructions to such Beneficial Holder’s Intermediary at any time prior to the Early Consent Date, provided such Intermediary has then delivered such new instructions to CDS and/or the Proxy and Information Agent, as applicable, prior to the Early Consent Date in accordance with the process described in paragraph 29; and

c)

if revoking any other Debtholder Instructions, a revocation will be deemed to be made upon (i) in respect of a change in vote by a Beneficial Holder, providing new instructions to such Beneficial Holder’s Intermediary, Broadridge or the Proxy and Information Agent, as applicable, at any time up to the Voting Deadline, which the Intermediary or Broadridge, as applicable, must then deliver to the Proxy and Information Agent prior to the Voting Deadline (or as soon as reasonably practicable thereafter); (ii) in respect of a withdrawal of a vote (meaning a switch to no vote made and no action taken) by a Beneficial Holder, a written statement from such Beneficial Holder indicating that it wishes to have its voting instructions revoked, which written statement must be received by the Proxy and Information Agent at any time up to the commencement of the applicable Meeting and which withdrawal shall be forwarded to the Applicants upon receipt; and (iii) in any other manner permitted by the Applicants, acting reasonably.

36. THIS COURT ORDERS that registered Shareholders shall be entitled to revoke their proxies (i) in accordance with subsections 148(4)(a) of the ABCA, or (ii) in any other manner permitted by law.

37. THIS COURT ORDERS that paragraphs 28 to 36 hereof, and the instructions contained in the proxies or voting information forms, as applicable, shall govern the submission of the applicable proxy or voting information form.

Voting

38. THIS COURT ORDERS that the only persons entitled to vote in person or by proxy (i) on the Senior Unsecured Noteholders’ Arrangement Resolution, or such other business as may be properly brought before the Senior Unsecured Noteholders’ Meeting, shall be those Senior Unsecured Noteholders as at the Record Date, provided that beneficial Senior Unsecured Noteholders shall be deemed to transfer their rights to vote on the Senior Unsecured Noteholders’ Arrangement Resolution, attend the Senior Unsecured Noteholders’ Meeting and make the Senior Unsecured Noteholder Instructions associated with their Senior Unsecured Notes upon any transfer of beneficial ownership of such Senior Unsecured Notes to any transferee of such Senior Unsecured Notes on or prior to the Voting Deadline or such earlier date as its Intermediary may advise, (ii) on the Convertible Debentureholders’ Arrangement Resolution, or such other business as may be properly brought before the Convertible Debentureholders’ Meeting, shall be those Convertible Debentureholders as at the Record Date, provided that beneficial Convertible Debentureholders shall be deemed to transfer their rights to vote on the Convertible Debentureholders’ Arrangement Resolution and to attend the Convertible Debentureholders’ Meeting associated with their Convertible Debentures upon the transfer of beneficial ownership of such Convertible Debentures to any transferee of such Convertible Debentures on or prior to the Voting Deadline or such earlier date as its Intermediary may advise, and (iii) on the Shareholders’ Resolutions, or such other business as may be properly brought before the Shareholders’ Meeting, shall be the Existing Shareholders as at the Record Date. Subject to paragraph 34, illegible votes, spoiled votes, defective votes and abstentions in respect of any ballot(s) conducted at the applicable Meeting shall be deemed to be votes not cast. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the applicable Resolution.

39. THIS COURT ORDERS that votes shall be taken at the Senior Unsecured Noteholders’ Meeting in respect of the Senior Unsecured Noteholders’ Arrangement Resolution and any other items of business affecting the Applicants properly brought before such Meeting on the basis of one vote per US$1,000 of principal amount of Senior Unsecured Notes held by the applicable Senior Unsecured Noteholder as at the Record Date.

40. THIS COURT ORDERS that votes shall be taken at the Convertible Debentureholders’ Meeting in respect of the Convertible Debentureholders’ Arrangement Resolution and any other items of business affecting the Applicants properly brought before such Meeting on the basis of one vote per $1,000 of principal amount of Convertible Debentures held by the applicable Convertible Debentureholder as at the Record Date.

41. THIS COURT ORDERS that votes shall be taken at the Shareholders’ Meeting in respect of the Shareholders’ Resolutions and in respect of matters properly brought before the Shareholders’ Meeting on the basis of one vote per Common Share outstanding as at the Record Date.

42. THIS COURT ORDERS that in order for the Plan of Arrangement to be considered to have been approved at each Meeting, subject to further Order of this Court, (i) the Senior Unsecured Noteholders’ Arrangement Resolution must be passed, with or without variation, at the Senior Unsecured Noteholders’ Meeting by an affirmative vote of at least two-thirds (662/3%) of the votes cast in respect of the Senior Unsecured Noteholders’ Arrangement Resolution at the Senior Unsecured Noteholders’ Meeting in person or by proxy by the Senior

Unsecured Noteholders, (ii) the Convertible Debentureholders’ Arrangement Resolution must be passed, with or without variation, at the Convertible Debentureholders’ Meeting by an affirmative vote of at least two-thirds (662/3%) of the votes cast in respect of the Convertible Debentureholders’ Arrangement Resolution at the Convertible Debentureholders’ Meeting in person or by proxy by the Convertible Debentureholders, and (iii) the Shareholders’ Arrangement Resolution must be passed, with or without variation, at the Shareholders’ Meeting by an affirmative vote of at least two-thirds (662/3%) of the votes cast in respect of the Shareholders’ Arrangement Resolution at the Shareholders’ Meeting in person or by proxy by the Existing Shareholders; provided, however, that nothing herein shall restrict the Applicants from seeking approval by the Court of the Final Order in the event that the Shareholders’ Arrangement Resolution is not passed in accordance with this paragraph 42. The votes set out in subparagraphs (i) and (ii) above shall be sufficient to authorize the Applicants, the Proxy and Information Agent and the Trustees to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what is provided for in the Information Circular, as it may be amended, revised and/or supplemented pursuant to the terms of this Interim Order or further Order of the Court, without the necessity of any further approval by the Senior Unsecured Noteholders, Convertible Debentureholders and Existing Shareholders, subject only to final approval of the Arrangement by this Court and the satisfaction or waiver of the conditions to the Plan of Arrangement pursuant to its terms.

Hearing of Application for Approval of the Arrangement

43. THIS COURT ORDERS that following the Meetings the Applicants may apply to this Court for final approval of the Arrangement (the “Final Order Application”); provided that notwithstanding the foregoing, the Applicants shall not be required to hold the Shareholders’ Meeting in order to seek final approval of the Arrangement at the Final Order Application.

44. THIS COURT ORDERS that, promptly following the granting of this Interim Order, the Applicants shall issue a press release concerning the granting of the Interim Order and the anticipated Final Order Application.

45. THIS COURT ORDERS that the (i) distribution of the Notice of Application and the Interim Order in the Information Circular, when sent in accordance with paragraphs 17 to 23, and (ii) the additional actions described in paragraph 44 above, shall constitute good and sufficient service of the Notice of Application, this Interim Order and the Final Order Application on all interested persons and no other form of service need be effected and no other material need be served unless a Notice of Appearance is served in accordance with paragraph 46 below.

46. THIS COURT ORDERS that any Notice of Appearance served in response to the Notice of Application shall be served on the solicitors for the Applicants as soon as reasonably practicable, and, in any event, no less than four (4) days before the hearing of the Final Order Application at the following addresses:

Goodmans LLP

Bay Adelaide Centre

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attention:   Robert J. Chadwick and Caroline Descours

Email:         rchadwick@goodmans.ca / cdescours@goodmans.ca

with a copy to the service list in these proceedings.

47. THIS COURT ORDERS that, subject to further order of this Court, the only persons entitled to appear and be heard at the hearing of the within application shall be:

i)	the Applicants;

ii)	the Director;

iii)	the Senior Unsecured Noteholders;

iv)	the Convertible Debentureholders;

v)	the Trustees;

vi)	the Existing Shareholders;

vii)	the administrative agent and the lenders under the First Lien Credit Facilities (the “First Lien Lenders”);

viii)	the administrative agent and the holders of the Existing Second Lien Notes (the “Existing Second Lien Noteholders”);

ix)	any person who has filed a Notice of Appearance herein in accordance with the Notice of Application, this Interim Order and the Rules of Civil Procedure; and

x)

their respective legal counsel, including for certainty, counsel for the Initial Consenting Noteholders, counsel for the Initial Consenting Debentureholder, counsel for the Existing Second Lien Noteholders, counsel for the First Lien Lenders and counsel for the Trustees.

48. THIS COURT ORDERS that any materials to be filed by the Applicants in support of the Final Order Application may be filed up to one day prior to the hearing of the Final Order Application without further order of this Court.

49. THIS COURT ORDERS that in the event the Final Order Application does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons on the service list in this proceeding or who served and filed a Notice of Appearance in accordance with paragraph 46 shall be entitled to be given notice of the adjourned date.

Stay of Proceedings

50. THIS COURT ORDERS that, from 12:01 a.m. (Toronto time) on the date of this Interim Order, until and including the earlier of (a) the Effective Date, and (b) the date these CBCA proceedings are terminated, no right, remedy or proceeding, including, without limitation, any right to terminate, demand, accelerate, set off, amend, declare in default or take any other action under or in connection with any loan, note, commitment, contract or other agreement, at law or under contract, may be exercised, commenced or proceeded with by: (i) any of the Senior Unsecured Noteholders; (ii) any of the Convertible Debentureholders; (iii) any of the Existing Second Lien Noteholders; (iv) any administrative agent, collateral agent, indenture trustee or similar person in respect of the Senior Unsecured Notes, the Convertible Debentures and/or the Existing Second Lien Notes; or (v) any other person party to or a beneficiary of any other loan, note, commitment, contract or other agreement with any of the Applicants, other than the First Lien Lenders, against or in respect of the Applicants or any of the present or future property, assets, rights or undertakings of the Applicants, of any nature in any location, whether held directly or indirectly by the Applicants, by reason or as a result of:

a)	any of the Applicants having made an application to this Court pursuant to Section 192 of the CBCA;

b)	any of the Applicants being a party to or involved in this proceeding, any ancillary proceedings or the Arrangement;

c)	any of the Applicants taking any steps contemplated by or related to these proceedings or the Arrangement;

d)	the non-payment of interest and/or any other amounts due and payable in respect of the Senior Unsecured Notes and/or the Convertible Debentures; or

e)

any default or cross-default arising under any agreement to which the Company is a party, including, without limitation, the Senior Unsecured Notes Indenture, the Convertible Debenture Indenture, the First Lien Credit Agreement and the Existing Second Lien Note Purchase Agreement, arising as a result of any circumstance listed above, in each case except with the prior written consent of the Applicants or leave of this Court.

51. THIS COURT ORDERS that, in the event of any termination of the Support Agreements in accordance with their respective terms, such termination shall be effective notwithstanding the stay of proceedings contained in paragraph 50 above. In the event of any termination of the Noteholder Support Agreement pursuant to its terms, the stay of proceedings contained in paragraph 50 above shall expire 14 days following the date on which such Noteholder Support Agreement is terminated, unless otherwise agreed to in writing by the

Initial Consenting Noteholders and the Applicants, or otherwise extended by further Order of the Court.

52. THIS COURT ORDERS that, unless otherwise agreed to by each of the First Lien Lenders and the Existing Second Lien Noteholders, respectively, the First Lien Lenders and the Existing Second Lien Noteholders shall be treated as unaffected by the Arrangement, the Plan of Arrangement and the Final Order in the within proceedings.

Stay Comeback Hearing

53. THIS COURT ORDERS that any interested party that wishes to amend or vary paragraph 50 of this Interim Order shall be entitled to bring a motion before this Court on seven business days’ notice to the Applicants and any other party or parties likely to be affected by the order to be sought by such interested party.

Trustees

54. THIS COURT ORDERS that the Trustees are authorized and directed to take all such actions as set out in this Interim Order and each of the Trustees shall incur no liability as a result of carrying out the provisions of this Interim Order and the taking of all actions incidental hereto, save and except for any gross negligence or wilful misconduct on its part.

Variance

55. THIS COURT ORDERS that, subject to the terms of the Support Agreements, the Applicants shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Court may direct.

Precedence

56. THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the Senior Unsecured Notes, the Convertible Debentures, the Existing Second Lien Notes, Information Circular, the provisions of the ABCA, the provisions of the CBCA or any of the articles or by-laws of the Applicants, this Interim Order shall govern.

E-Service Protocol

57. THIS COURT ORDERS that the E-Service Guide of the Commercial List (the “Guide”) is approved and adopted by reference herein and, in this proceeding, the service of documents made in accordance with the Guide (which can be found on the Commercial List website at http://www.ontariocourts.ca/scj/practice/practice-directions/toronto/eservice-commercial/) shall be valid and effective service. Subject to Rule 17.05, this Interim Order shall constitute an order for substituted service pursuant to Rule 16.04 of the Rules of Civil Procedure. Subject to Rule 3.01(d) of the Rules of Civil Procedure and paragraph 13 of the Guide, service of documents in accordance with the Guide will be effective on transmission.

58. THIS COURT ORDERS that if the service or distribution of documents in accordance with the Guide is not practicable, the Applicants are at liberty to serve or distribute this Interim Order, any other materials and orders in these proceedings, any notices or other correspondence, by forwarding true copies thereof by prepaid ordinary mail, courier, personal delivery or facsimile transmission to interested parties at their respective addresses as last shown on the records of the Applicants and that any such service or distribution by courier, personal delivery or facsimile transmission shall be deemed to be received on the next business day following the date of forwarding thereof, or if sent by ordinary mail, on the third business day after mailing.

59. THIS COURT ORDERS that the Applicants and their respective counsel are at liberty to serve or distribute this Interim Order, any other materials and orders as may be reasonably required in these proceedings, including any notices, or other correspondence, by forwarding true copies thereof by electronic message to interested parties and their advisors, as applicable. For greater certainty, any such distribution or service shall be deemed to be in satisfaction of a legal or juridical obligation, and notice requirements within the meaning of clause 3(c) of the Electronic Commerce Protection Regulations, Reg. 81000-2-175 (SORJDORS).

Foreign Proceeding

60. THIS COURT ORDERS that, subject to the Support Agreements, the Applicants or either of them are hereby authorized and empowered, but not required, to act as the foreign representative (the “Foreign Representative”) in respect of the within proceedings for the purpose of having these proceedings recognized and approved in a jurisdiction outside of Canada.

61. THIS COURT ORDERS that the Foreign Representative is hereby authorized to apply for foreign recognition and approval of these proceedings, as necessary, in any jurisdiction outside of Canada, including in the United States pursuant to chapter 15 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

Extra-Territorial Assistance

62. THIS COURT seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States or other country to act in aid of and to assist this Court in carrying out the terms of this Interim Order.

(signed) “Hainey J”
ENTERED AT / INSCRIT A TORONTO ON / BOOK NO: LE / DANS LE REGISTRE NO:
APR 16 2019
PER / PAR: RW

IN THE MATTER OF AN APPLICATION UNDER SECTION 192 OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985, C. C-44, AS AMENDED, AND RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF BELLATRIX EXPLORATION LTD. AND 11260049 CANADA LIMITED

Court File No. CV-19-618131-00CL
ONTARIO SUPERIOR COURT OF JUSTICE- COMMERCIAL LIST Proceeding commenced at Toronto

INTERIM ORDER

GOODMANS LLP

Barristers & Solicitors

333 Bay Street, Suite 3400

Toronto, Canada M5H 2S7

Robert J. Chadwick LSO#: 35165K

rchadwick@goodmans.ca

Caroline Descours LSO#: 58251A

cdescours@goodmans.ca

Andrew Harmes LSO#: 73221A

aharmes@goodmans.ca

Tel: (416) 979-2211

Fax: (416) 979-1234

Lawyers for the Applicants

6894680